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                                                                     EXHIBIT 5.1

                     [DUANE, MORRIS & HECKSCHER LETTERHEAD]



                                 April 7, 1997



Bancorp Hawaii, Inc.
130 Merchant Street
Honolulu, Hawaii 96813

Ladies and Gentlemen:

        We have acted as special securities counsel to Bancorp Hawaii, Inc., an Hawaii corporation ("Bancorp"), in connection with the proposed issuance by Bancorp of $103,093,000 principal amount of 8.25% Junior Subordinated Debt Securities ("Exchange Junior Subordinated Debt Securities") in exchange for a like aggregate principal amount of its 8.25% Junior Subordinated Debt Securities (the "Old Junior Subordinated Debt Securities") and the proposed exchange by Bancorp of its guarantee of the payment of Distributions and payments on liquidation or redemption of the Old Capital Securities (the "Old Guarantee") of Bancorp Hawaii Capital Trust I (the "Trust") for a like guarantee of the Old Capital Securities and the Exchange Capital Securities (the "Exchange Guarantee") (the two exchanges cited above being collectively referred to herein as the "Exchange"). The Exchange is to be effected after effectiveness of a registration statement on Form S-4 (the "Registration Statement") filed by Bancorp and the Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meaning given to them in the Registration Statement.

        As special securities counsel, we have been involved in the preparation of the Registration Statement relating to the Exchange and the exchange of Exchange Capital Securities of the Trust for Old Capital Securities and have reviewed and are familiar with the Junior Subordinated Indenture between Bancorp and The Bank of New York, as Debenture Trustee, dated December 30, 1996, the Amended and Restated Declaration of Trust among Bancorp, The Bank of New York as Property Trustee, The Bank of New York (Delaware) as Delaware Trustee, and the Administrative Trustees named therein, dated December 30, 1996, the Guarantee Agreement originally executed by Bancorp and The Bank of New York, as Guarantee Trustee, on December 30, 1996, the form of Guarantee Agreement to be entered into by Bancorp and The Bank of New York, as Guarantee Trustee, and the Registration Agreement, dated December 30, 1996 among Bancorp, Bancorp Hawaii Capital Trust I, UBS Securities LLC, Credit Suisse First

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Bancorp Hawaii, Inc.
April 7, 1997
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Boston Corporation, and Salomon Brothers Inc. Additionally, we have examined the charter and bylaws of Bancorp and resolutions of the Bancorp Board of Directors and determinations of the pricing committee of Bancorp's Board of Directors. Furthermore, we have examined all such corporate records and other documents relating to each of the foregoing entities and such certificates of public officials, officers of Bancorp, and other persons and have satisfied ourselves as to such other matters as we have deemed necessary and relevant in order to render this opinion. Moreover, we have had oral conferences with such officers of Bancorp as we have deemed necessary and relevant with respect to material factual matters which have not been independently established by us.

        We have not, except as specifically mentioned above, made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of Bancorp or the Trust, or of any other matters.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder and, as to such parties we have also assumed the execution and delivery of such documents and the validity and binding effect and enforceability thereof. We have also assumed that the various agreements referred to above have not been otherwise amended by oral or written agreement or by conduct of the parties thereto. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

        We have not been asked to express any opinion with respect to the power and authority of any party to enter into, execute, deliver or perform any of the agreements to which they are a party or to effect the transactions contemplated thereby, or with respect to the application to any of their authority to do so of any law or regulation, and, for purposes of this opinion, we assume that each of the parties has all requisite power and authority under all applicable laws, regulations and governing documents, that each of the parties has taken all necessary corporate action to enter into, execute, deliver and perform each of the agreements to which it is a party and to effect such transactions, and that each of the agreements has been duly executed and delivered by each of the parties that is a party thereto and constitutes the valid and binding obligation of the parties that are party thereto, enforceable in accordance with their terms.

        Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

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Bancorp Hawaii, Inc.
April 7, 1997
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        (1)     The Exchange Junior Subordinated Debt Securities have been duly and validly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and when issued in exchange for the Old Junior Subordinated Debt Securities, will constitute legal, valid and binding obligations of Bancorp entitled to the benefits of the Indenture and enforceable in accordance with their terms.

        (2) The Exchange Guarantee has been duly authorized and executed, and when delivered and issued in exchange for the Old Guarantee, will constitute a legal, valid and binding instrument enforceable against Bancorp in accordance with its terms.

        We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and to the naming of our firm under "Validity of Securities" in the prospectus portion of the Registration Statement.

                                        Very truly yours,

                                        /s/ DUANE, MORRIS & HECKSCHER